Exhibit 10.15

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SUPPLY AGREEMENT

This Agreement is effective as of the 1st day of August 2003 (“Effective Date”), between:

Medtronic A/S.

Tonsbakken 16-18

DK-2740 Skovlund / Denmark

(“Medtronic”)

and

HYTEK Microsystems, Inc.

400 Hot Springs Road

Carson City, Nevada 89706 / USA

(“HYTEK”)

BACKGROUND

A.	HYTEK manufactures and/or supplies products for use in medical devices, and

B.	Medtronic is a manufacturer of medical devices and wishes to purchase certain products for use in its devices.

TERMS OF AGREEMENT

For good, valuable and sufficient consideration, Medtronic and HYTEK have entered into this Agreement as of the above Effective Date, subject to the following terms and conditions:

1.	DEFINITIONS

Capitalized terms used in this Agreement will have the following meanings:

A.	“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

B.	“Agreement” means this Agreement and all its attachments and amendments.

C.	“Confidential Information” is defined in Section 4, below.

D.	“Effective Date” is as specified at the beginning of this Agreement.

E.	“Product” means the Medtronic Bravo™ hybrid that is manufactured by HYTEK for Medtronic specifically for Medtronic’s use in accordance with the Specifications as defined below.

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F.	“Specifications” means all applicable specifications, including those attached as Exhibit A, and protocols relative to the design, physical characteristics, function, performance, manufacture, packaging and quality of the Products. Specifications will include those, which have been specifically agreed by the parties, and all applicable published specifications and protocols.

2.	SALE AND PURCHASE OF PRODUCT

A.	Sale of Products. During the term of this Agreement, HYTEK will sell and supply the Products listed in Exhibit A to Medtronic at the prices listed in Exhibit A. Additional Products may be added to Exhibit A by mutual agreement of the parties in writing. To the extent a Product includes embedded software, the term “sell” will be understood to refer to a non-exclusive license to use (and to allow customers and end-users to use) such software in connection with the Product.

B.	Forecasting.

(1)	Medtronic will submit to HYTEK monthly rolling forecasts covering its anticipated purchases of Products for a period of 12 months. The first three months will be binding, the following three months are firm for material purchases, and the remaining six months of the forecast is non-binding. Medtronic may reschedule forecasts for the first three months of Product or following three months of material purchases by ± 10% without penalty.

(2)	HYTEK will use all reasonable efforts to satisfy all orders submitted by Medtronic, and will use its best efforts to provide Medtronic one hundred percent (100%) of the quantities of Products ordered.

C.	Orders.

(1)	Products will be ordered via standard Medtronic purchase orders, which may be submitted via mail, fax or, if mutually agreed by the parties, electronic data interchange (EDI). HYTEK will promptly acknowledge receipt of orders. Orders will be deemed accepted upon Medtronic’s receipt of HYTEK’s acknowledgement.

(2)	In order of priority, the terms of any order will be defined by the terms of (a) this Agreement and (b) the typed portions of Medtronic’s purchase order, (c) the typed portions of HYTEK’s acceptance, (d) the printed terms of Medtronic’s order, and (e) the printed terms of HYTEK’s acknowledgement. The current form of Medtronic’s purchase order is attached as Exhibit C. Except as otherwise agreed in writing by the parties, the resulting agreement will supersede and control any conflicting representation, agreements, or documentation.

D.	Prices.

(1)

The price stated in Exhibit B will be the maximum price for an initial period from August 1, 2003, through July 31, 2004 subject to HYTEK’s obligations set forth in Section D (2) below. After the initial period, the price is subject to review and good faith negotiation at the request of either party, but not more than once a

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year. The right to revise the prices will be based on (a) material variations in manufacturing cost, burden rates, including any such variations resulting from shortages; (b) significant change in forecasted volumes; or (c) Specifications.

(2)	Cost reductions. HYTEK’s understands that price is a material term of this Agreement and therefore it commits on an ongoing basis, that it will use its best efforts to reduce the cost of Products and will in good faith negotiate price reductions to equitably share the resulting cost savings with Medtronic. HYTEK’s obligation includes, but is not limited to, the plans for price reduction set forth on Exhibit D including the reduced prices if the redesign work and efficiencies are successful as anticipated between the parties. HYTEK’s failure to reduce prices will be considered a breach of a material term of this Agreement and Medtronic may terminate in accordance with Section 8 B (1).

E.	Payment Terms. Except as otherwise specified in a purchase order, payment terms will be net thirty (30) after the date of invoice. Invoicing requirements, if any, will be as specified in the applicable purchase order.

F.	Delivery. Products must be delivered to Medtronic in accordance with the mutually agreed upon delivery requirements which shall be stated on Medtronic’s individual purchase orders. Unless otherwise specified in an applicable purchase order, delivery of Products will be f.o.b. HYTEK’s facility, and title and risk of loss will pass at that point.

G.	Allocation. Should HYTEK, despite such best efforts, be unable to supply the specified quantities or to meet the specified delivery date, Medtronic will be a preferred customer for delivery of what Product is available and in no case will receive less than a pro rata share based on volume purchased over the past year.

H.	Alternative Supply. It is understood that nothing in this Agreement (other than the confidentiality obligations specified in Section 4, below) will prevent Medtronic from developing products similar to the Products covered by this Agreement or from sourcing such products from another vendor.

I.	Third Party Fabricators. If requested by Medtronic, HYTEK will drop ship Product to third party fabricators identified by Medtronic. HYTEK will invoice the cost of Product (at the prices specified herein) to Medtronic. Medtronic will be responsible for payment for any orders of Product that Medtronic has requested be drop shipped to such fabricator.

J.	Exclusivity. HYTEK will not, during the term of this Agreement and for one year thereafter, provide any Product (or any product substantially similar in form, fit and function to a Product) to any third party without the prior written approval of Medtronic. If a Product is produced using or embodies any Medtronic intellectual property, this obligation will survive termination of this Agreement indefinitely.

K.

Quarterly Review. Quarterly management reviews will be held via telephone conference by Medtronic and HYTEK to provide regular performance feedback. Upon such review, Medtronic and the HYTEK shall review quality, delivery, lead-time, incremental sales opportunities, an action plan for cost improvements, and the performance of both parties to the conditions of this Agreement. The parties anticipate that the review will be used jointly to address any problems, to discuss cost improvement opportunities, to initiate

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corrective actions plans (where necessary) and to agree upon any necessary adjustments for the following quarter. Failure to hold a quarterly review will not relieve HYTEK from its obligations under this Agreement.

3.	PRODUCTION

A.	Compliance with Specifications. HYTEK will cause the Product to be manufactured in strict accordance with the applicable Specifications .

B.	Changes.

(1)	If HYTEK finds it necessary or desirable to change the Specifications for any Product, or to change the design or production processes affecting the form, fit, function, performance or chemical composition of any Product, HYTEK will give Medtronic notice and not implement any such change without Medtronic’s prior written consent.

(2)	If Medtronic similarly finds it necessary or desirable to change the applicable Specifications for any Product, then it will so notify HYTEK. HYTEK will make any such changes at such an adjusted purchase price as Medtronic and HYTEK may agree to in writing pursuant to good faith negotiations.

(3)	Any agreed changes to the Specifications will be reduced to writing and become effective when signed by both parties.

C.	Packaging and Labeling. All Products will be packaged and labeled in accordance with any applicable Specifications.

D.	Quality. Unless otherwise specifically agreed in writing by Medtronic, all Products supplied under this Agreement will be manufactured in accordance with: (1) all applicable standards of the International Standards Organization (ISO) and applicable ISO-certified processes and (2) all other quality standards and quality assurance plans referenced in the Specifications.

E.	Compliance. HYTEK represents and warrants that the Product delivered to Medtronic will not: (1) be adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act, (2) be in violation of any governmental statutes, orders, ordinances or regulations referenced in the Specifications, or (3) knowingly be in violation of any other governmental statutes, orders, ordinances or regulations.

F.	Non-conforming Product.

(1)	Medtronic will have the right to reject any Product, which does not meet the applicable Specifications, within 90 days after actual delivery for all parameters that can be tested at the time of receipt. For parameters that cannot be tested at that time, such as shelf life, HYTEK’s warranty will extend for the stated shelf life of 180 days.

(2)	In the event that any Product does not meet applicable Specifications and Medtronic has notified HYTEK, HYTEK will repair or replace such Product free of

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charge and HYTEK shall cover expenses (including freight and customs clearance, if any) incurred by Medtronic in connection with (a) shipment of repaired or replacement Product to the same location and (b) shipment of the nonconforming Product back to HYTEK (if so requested by HYTEK). In the event of a rejection of defective Product, HYTEK will ship repaired or replacement Product within thirty (30) days of its receipt of a proper rejection notice from Medtronic.

G.	Approvals. Medtronic will be responsible for obtaining any regulatory and agency approvals. HYTEK will provide reasonably necessary assistance to Medtronic in obtaining those approvals.

H.	Excused Performance. A party’s obligations hereunder, including any delays in deliveries hereunder, will be excused by strikes, riots, war, invasion, acts of God, fire explosion, floods, delay of common carrier, acts of government agencies or instrumentalities, judicial action, and other contingencies beyond the reasonable control of the party. Medtronic may terminate a purchase order for any affected Product if HYTEK remains unable to provide such Product more than sixty (60) days.

I.	Subcontracting. HYTEK may not subcontract the manufacture of the end product under this Agreement without the prior written consent of Medtronic, and any subcontracting will be subject to the following terms:

(1)	The subcontracting must be under a written agreement which (a) obligates the subcontractor to comply with all relevant terms and condition of this Agreement as though it were HYTEK, and (b) names Medtronic as a third party beneficiary, and

(2)	HYTEK will remain primarily responsible for all acts and omissions of the subcontractor and will guarantee the performance of the subcontractor.

4.	CONFIDENTIALITY AND PUBLICITY

A.	Confidential Information. “Confidential Information” will mean all data, information and know-how disclosed by one party (“Discloser”) to the other party (“Recipient”) during the term of this Agreement (or in contemplation of it) regarding technology, designs, know-how, computer programs, products, markets and business plans relating to the subject matter of this Agreement (but will not include information excluded by subsection 4.C, below). Disclosures may be made in any manner, including through written documents, magnetic media, electronic transmissions, verbal disclosures, visual presentations, and facility tours. The obligations of this Agreement will apply to all information which the Recipient knows or has reason to know or believe that the Discloser considers to be Confidential Information.

B.	Obligations. Each party agrees it shall make no use of Confidential Information of the other party except for the purpose of this Agreement. Such Confidential Information will not be disclosed to third parties without written permission of the owner.

C.	Exclusions. These obligations will not apply to a party’s information to the extent that it (1) was already legally in the possession and control of the Recipient prior to its receipt

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from the Discloser; (2) is independently derived by the Recipient without use of the Discloser’s Confidential Information; (3) is or becomes a matter of public knowledge through no fault of Recipient, (4) is disclosed to a third party by Discloser without a duty of confidentiality on the third party; (5) is disclosed under operation of law; (6) is disclosed by Recipient with Discloser’s prior written approval or (7) is lawfully obtained from a third party under no obligation of confidentiality to the Discloser.

D.	Publicity. Neither party may make any public announcement about or advertise the existence of this Agreement or divulge its terms and conditions other than with the prior written agreement of the other party.

5.	WARRANTY

A.	Product Warranty. HYTEK warrants that each Product provided to Medtronic under this Agreement will comply with all applicable Specifications and will be free from defects in materials and workmanship for a period of 180 days from date of receipt by Medtronic or its designated vendor. HYTEK warrants that any HYTEK provided software provided with or embedded in a Product will be free of viruses, worms, and other component designed to erase, disable, or otherwise cause harm to computer systems.

B.	Exclusive Warranty. THIS IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY HYTEK MICROSYSTEMS WITH RESPECT TO THE PRODUCT. HYTEK MICROSYSTEMS MAKES NO OTHER WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OR DEALING OR COURSE OF PERFORMANCE IS MADE BY HYTEK MICROSYSTEMS. NO REPRESENTATIVE OF HYTEK MICROSYSTEMS IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR TO MODIFY THE FOREGOING WARRANTY IN ANY WAY.

C.	Compliance with Law. Medtronic will not be liable for, and HYTEK assumes responsibility for and will defend, indemnify and save harmless Medtronic and its Affiliates from, all personal injury and property damages that occur during production (i.e. the formulation, fabrication, or manufacturing) of a Product or for claims based on violations of federal, state or local laws (including those applicable to employee or environmental protection) in connection with such production (e.g., a claim based on HYTEK’s violations of environmental standards or standards dealing with providing a safe place to work or the maintenance of hazardous materials).

D.	Conflicts. HYTEK represents and warrants to Medtronic that it has not entered into any agreement, which conflicts with the terms of this Agreement, and that it will not do so during the term of this Agreement.

E.	Infringements. HYTEK warrants and represents to the best of its knowledge and belief that the sale or use of Product infringes no patent or other intellectual property right of any third party. This does not apply to the extent the design for a Product is specified by Medtronic or its Affiliate, or to the extent the infringement arises out of the combination of the Product with other products not supplied by HYTEK.

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F.	Medtronic Responsibility for Products Liability. Medtronic agrees to indemnify and hold harmless HYTEK, its officers, agents, employees and authorized representatives from and against any and all costs or damages arising out of or related to any claim or lawsuit alleging personal injury or death to any person as a result of the use of any Medtronic device in which Product is used. Medtronic will defend, manage and assume all costs of any lawsuit or claim related to this indemnification. HYTEK will notify Medtronic promptly after HYTEK becomes aware of any claim by any third party with respect to which HYTEK would be entitled to indemnification hereunder. HYTEK will not settle or offer to settle any such claim or lawsuit without Medtronic’s prior written approval.

G.	Limitation of Remedies. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR SPECIAL DAMAGES OF ANY KIND.

6.	INTELLECTUAL PROPERTY RIGHTS

A.	Medtronic Intellectual Property.

(1)	Relating to Products. If Medtronic makes any know-how or trade secret available to HYTEK relative to the design or production of a Product, HYTEK will have a non-exclusive, non-transferable, revocable license under such intellectual property, such license expressly limited to the right to produce and have produced the Products for supply to Medtronic. Any such intellectual property will remain the property of Medtronic and will be subject to the confidentiality provision of this Agreement. In no case will HYTEK use any such intellectual property for the benefit of any third party.

(2)	No other license. No other license under any patents, know-how, trade secrets or other intellectual property of Medtronic is granted, and none is to be implied.

B.	HYTEK Intellectual Property. HYTEK agrees that any creations, discoveries, inventions, designs, improvements or other ideas (collectively, “Creations”) that are or were generated solely as a result of Medtronic’s disclosure of Confidential Information to HYTEK or to create the Product specifically for Medtronic shall be solely owned by Medtronic. HYTEK hereby assigns such Creations to Medtronic. HYTEK will promptly disclose any such Creations to Medtronic and will execute and deliver documents appropriate to evidence Medtronic’s ownership of the Creations. All documentation, drawings, prototypes and the like shall also constitute the property of Medtronic. Medtronic grants no license to HYTEK to use any property of Medtronic for any purpose other than as may be necessary for HYTEK to manufacture the Product for Medtronic under this Agreement.

HYTEK agrees that within thirty (30) days of the signing of this Agreement, and from time to time thereafter, it shall submit to Medtronic, all written know-how and manufacturing standard operating procedures relating to the Products that will be kept in a secure location. Such know-how and manufacturing standard operating procedures shall be used by Medtronic in the event Medtronic undertakes to manufacture or have manufactured for it a Product made as a result of HYTEK’s discontinuation as set forth in Section 7 below. Upon Medtronic’s exercise of such right, HYTEK agrees to provide

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training reasonably necessary for the manufacture of the Product and access to and use of Supplier’s facility to the extent possible for the production of the Product. This manufacturing right may be exercised for a period as is reasonably necessary to transfer and start-up alternative production with another supplier or a Medtronic facility. HYTEK will also pursuant to this section provide Medtronic with a full and enabling technology transfer (including any tooling, mask works, foundry access, or other critical items necessary for production) relative to such Product. All above technology transfer from Hytek Microsystems to Medtronic will be at a mutually agreed cost.

7.	DISCONTINUATION

If HYTEK elects to exit the business of making the Product (whether by discontinuation of Product or Supplier’s entire business, sale, assignment, merger or a change of control beneficially equivalent to a sale), HYTEK will give Medtronic notice at least one (1) year before such exit and give Medtronic the opportunity for a last time buy of such Product in quantities consistent with previous annual purchases by Medtronic. Upon receipt of such notice, Medtronic will have an option, exercisable within 3 months thereafter, to invoke the license and technology transfer specified under paragraph 6.B., above, for such Product.

8.	TERM AND TERMINATION

A.	Term. This Agreement will become effective on the Effective Date and unless earlier terminated, will continue in effect for an initial period of one (1) year, and will thereafter be subject to automatic renewal periods of one (1) year unless either party provides the other with notice of non-renewal. In the event of a non-renewal by HYTEK with less than three (3) months notice, Medtronic will have the rights accorded to it under Section 6.B. above, as though HYTEK had elected to exit the business.

B.	Termination. This Agreement may be terminated as follows:

(1)	By either party for a material breach. Notice of default must be given, including specific charges of default and reasonable requirements to cure. The party in default will have 90 days after notice to cure. If the defaulting party fails to cure within that time, or if it cannot reasonably be expected that the defaulting party will achieve a cure within 30 days after the 90 day period, despite taking substantial steps to do so, the party giving notice may terminate this Agreement immediately.

(2)	The bankruptcy, liquidation, dissolution of either party will entitle the other party to terminate this Agreement by notice, such termination to take effect immediately.

(3)	By either party without having to state cause, upon notice of no less than six (6) months, provided that if termination is by HYTEK, Medtronic will have the rights accorded to it under Section 6, above, as though HYTEK had elected to exit the business.

C.	Termination of Purchase Orders. Either party will have the right to terminate a purchase order in the event the other party fails to cure a material breach with respect to the

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purchase order within 30 days after notice. Medtronic will have the right to terminate any purchase order for safety or regulatory reasons.

D.	Survival. All provisions, which are continuing in nature, including but not limited to those involving confidential information, will survive termination of this Agreement.

9.	MISCELLANEOUS

A.	Assignment. This Agreement may not be assigned by either party, without the prior written consent of the other party, except to (1) a direct or indirect wholly-owned subsidiary, (2) any third party who will acquire, by sale of assets or otherwise (including merger), all or substantially all of the assets of such party or (3) any majority-owned or majority-controlled entity of the party. No such assignment will relieve the assigning party of its obligations hereunder.

B.	Notices. All notices, requests or other communication required or permitted to be given under this Agreement will be in writing and will be delivered in person (including express courier, such as Federal Express) or sent by certified or registered mail, postage and certification prepaid, to HYTEK, at the address first above written. Notice to Medtronic must be as follows:

Medtronic A/S

MS: IR-15

Tonsbakken 16-18

DK-2740

Skovlunde

DENMARK

Attention: Michael Palsson

Telephone: (+45) 44 57 90 00

Facsimile: (+45) 44 57 90 10

with copies to :

Medtronic, Inc.

710 Medtronic Parkway NE, MS LN220

Minneapolis, Minnesota 55432

Attention: Vice President and Senior Legal Counsel, Neuro

Telephone: (763) 505-0570

Facsimile: (763) 505-0411

and

Medtronic, Inc.

4000 Lexington Avenue North

Shoreview, Minnesota 55126

Attention: Vice President and General Manager, Gastroenterology

Telephone: (763) 514-9699

Facsimile: (763) 514-9697

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Any notice given as aforesaid will be deemed given and effective upon actual delivery. Any party may change its address for notice by notice given in accordance herewith.

C.	Dispute Resolution. Any dispute arising out of or relating to this Agreement, including the formation, interpretation or alleged breach hereof, shall be resolved in accordance with this Section. The parties agree that any dispute will be submitted to binding arbitration in the City of Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any party may initiate arbitration by giving written notice to the other party. The written notice shall set forth the nature of the dispute and the damages sought. The other party may, within ten days of the receipt of the notice, agree with the initiating party on the identity of a single arbitrator. If the parties are unable to agree on a single arbitrator, each party shall name an arbitrator and the arbitrators so named shall choose a third arbitrator. The arbitrator(s) shall arbitrate the matter and, within 30 days of hearing and submission, render a decision and award. The costs of the arbitration shall be shared equally by the parties, except that each party shall be responsible for its own attorneys’ fees. The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief or specific performance from any court of competent jurisdiction and the parties irrevocably consent to personal jurisdiction and venue for any action allegedly arising out of or related to this Agreement, or the relationship of the parties, within the federal and state courts of Minnesota.

D.	Consents. Any approval, authorization or consent required by this Agreement must be in writing, duly signed by an authorized representative of the granting party. The withholding of an approval, authorization or consent for regulatory, quality, or competitive reasons shall not be deemed unreasonable.

E.	No Joint Venture. Nothing contained in this Agreement will be deemed to create a joint venture, partnership, agency or similar endeavor between the parties hereto. Each party will act solely as an independent contractor and neither part will have any power or authority to direct or indirectly bind or act on behalf of the other.

F.	Governing Law and Venue. This Agreement will be construed in accordance with and governed by the laws of the State of Minnesota, USA. Any actions brought under this Agreement will be subject to the jurisdiction of the federal and state courts for Minnesota.

G.	Dispute Escalation. The parties will in good faith endeavor to resolve any disputes or differences of interpretation of this Agreement amicably, through dialog and cooperation. In the event a dispute or difference is not promptly resolved at operational levels of the two organizations, the parties will escalate it for a good faith effort to achieve an amicable resolution at a senior business management level.

H.	Merger. This Agreement (including accompanying purchase orders) represents the complete agreement of the parties relative to the covered subjects and supersedes and controls any prior representations or agreements relative to those subjects.

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I.	Waiver. No waiver by either party of any default of the other party will be held to be a waiver of any other or subsequent default.

J.	Severability. If any provision contained or referred to in the Agreement shall be determined to be legally invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability without affecting the remaining provisions of the Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

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The parties have caused this Agreement to be executed as of the Effective Date.

MEDTRONIC A/S.		HYTEK MICROSYSTEMS, INC.

By	/s/ Peter M. Eriksen	By	/s/ Scott G. Martin
	Peter M. Eriksen		Scott G. Martin
	Director		(print name)

Date	8/03/03	Title	Vice President & General Manager

		Date	08/11/03

EXHIBIT A

Specifications

EXHIBIT B

General Description of Products

Price List:

Part No.	Product Description	Price
	Bravo™ hybrid	$41.54 per hybrid

Additional Products may be added to this Exhibit A by written addendum signed by an authorized representative of each party.

EXHIBIT D

Current Form of Medtronic’s Purchase Order

EXHIBIT D

Bravo Hybrid Cost Reduction Plan

Revision Date: 07-24-2003PA

Prepared by: Paul Alpers

Applicable Notes:

1.	This cost reduction plan was derived from best estimations based on historical performance and reasonable expectations from product design and manufacturing efficiency improvements.

2.	Cost reductions will be based on actual production performance.

3.	Data will be collected in order to determine if the estimated cost reduction improvements are actually effective.

4.	Once the cost reductions are validated through data, Hytek will convey the information to Medtronic to revise Exhibit A of the Supplier Agreement.

Implementation Date	Proposed Action	Estimated Yield Improvement	Estimated Labor Improvement	Cost & Price
	Current Cost and Price of Hybrid			Cost: $34.62 Price: $41.54

09-26-2003	Manufacturing Efficiencies on Current Circuit Board Design Completion Dates: Identify “Constraints”: 08-15-2003 Balance Production Line: 08-29-2003 Production & Data Collection: 09-26-2003		First Pass: From: 0.283 To: 0.241 Rework: From: 0.137 To: 0.117 Hours per part	Cost: $32.56 Price: $39.07

10-25-2003	Circuit Board Redesign Effort Completion Dates: Prototypes: 08-18-2003 Qualification/Validation: 09-29-2003 Production & Data Collection: 10-25-2003	From: 63% To: 80% First Pass Yield		Cost: $28.61 Price: $34.33

10-25-2003	Manufacturing Efficiencies on New Circuit Board Design Completion Dates: Identify “Constraints”: 09-22-2003 Balance Production Line: 09-29-2003 Production & Data Collection: 10-25-2003		First Pass: From: 0.241 To: 0.206 Rework: From: 0.117 To: 0.100 Hours per part	Cost: $27.11 Price: $32.53